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                                                                   Exhibit 10.15

                 [LETTERHEAD OF RMH TELESERVICES APPEARS HERE]


VIA FACSIMILE: 011-525-291-3432 AND OVERNIGHT DELIVERY

January 27, 1999


Mr. Noah Asher
1305 Wainwright Court
Ambler, PA 19002

Dear Noah:

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer for RMH Teleservices, Inc. You will be based out of our Bryn Mawr, PA office and report directly to the Chief Executive Officer.

The terms of your employment with RMH are as follow:

     1.   Base Salary - 170,000 per annum, increased to $185,000 per annum in
          -----------
          October 1999 and $200,000 per annum in October 2000. Annual increases thereafter to be determined by management.

     2.   Start Date - February 23, 1999.
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     3.   Signing Bonus - You will be entitled to a one time signing bonus of
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          $20,000.

     4.   Options - You will be granted options, pursuant to the RMH
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          Teleservices, Inc., 1996 Stock Incentive Plan to purchase 60,000 RMH common shares at the closing price on the date hereof. The options for 25% of the shares will vest when you have been employed by RMH for one year and an additional 25% of the shares will vest at the end of the second, third and fourth year of employment respectively.

     5.   Annual Bonus - You may be eligible to receive an Annual Bonus, in the
          ------------
          range of $60,000 - $90,000, as determined by management. A bonus of $60,000 will be paid in monthly installments for the remainder of the fiscal year coordinated upon your continued employment at the time each installment is due.

     6.   Vacation - Four (4) weeks paid vacation annually.
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     7.   Miscellaneous - You will be issued a company credit card to be used
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          for all business expenses.

     8.   Moving Expenses - RMH will cover reasonable moving expenses (not to
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          exceed $7,500) for your relocation to the Philadelphia area.
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Mr Noah Asher
January 27,1999
Page Two

      9. Benefits - You will be eligible to participate in RMH's benefit plan
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         which consists of medical, dental, prescription, vision, life insurance, and long term disability insurance. Any COBRA payments will be covered by RMH for the 60 day-lag period before benefits eligibility. Enrollment in 401(k) after 1 year of service which includes an employer match as defined in the plan.

     10. Non-Compete, Trade Secrets, Etc. - From the Start Date until 6 months
         --------------------------------
         following the termination of your employment with the Company, for any or no reason, whether initiated by you or the Company, you will not, directly or indirectly, engage in any capacity or be financially interested in any business operating within the United States or Canada which provides telemarketing services materially the same as the services the Company provides to third parties, or any other business activities which are materially the same and which are in direct competition with the Company at the time of your termination, or any other business activities which are materially the same as those provided by the Company for any of the Company's past, present or prospective clients, customers or accounts. Additionally, from the Start Date until 6 months following the termination of your employment with the Company, for any or no reason, whether initiated by you or the Company, you will not, directly or indirectly, employ, induce or attempt to influence any employee, customer, independent contractor or supplier of the Company to terminate employment or any other relationship with the Company. You will not use for your own personal benefit or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person firm or company other than the Company, any confidential information of the Company during the term of your employment and for a period of five years after you cease to be employed by the Company, for any or no reason whether initiated by you or the Company. At the termination of your employment with the Company you shall return to Company all copies of confidential information in any medium, including computer tapes and other forms of data storage. Any and all writing, inventions, improvements, processes, procedures and/or techniques which you may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when you are an employee, which relate to or are useful in connection with the Company's business or with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.

     11. Severance - If the Company terminates your employment without Cause,
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         you shall be entitled to your then current Base Salary payable for a period of 6 months following such termination so long as you execute and do not revoke a separation agreement and general release agreement acceptable to the Company. Cause shall include your breach or neglect of the material duties you are required to perform under this Agreement, your conviction of a felony or a crime of moral turpitude or your entering into a plea of nolo contendere (or similar plea) to a charge of such an offense, your use of alcohol or any unlawful controlled substance while performing your duties under this Agreement and/or such use materially interferes with the performance of your duties under this Agreement, you commit any act of criminal fraud, material dishonesty or misappropriation relating to or involving the Company, you materially violate a rule, regulation, policy or plan governing employee performance or an express direction of the Board, you engage in any unauthorized disclosure of confidential information of the Company or you act in a manner that is materially contrary to the best interest of the Company.

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Mr. Noah Asher
January 27, 1999
Page Three

Please confirm your acceptance by signing and dating the space below. Retain one copy of the letter for yourself and return the original as soon as possible.

We welcome you to RMH with confidence that our association will be mutually enjoyable.

Sincerely,

/s/ John A. Fellows

John A. Fellows
Chief Executive Officer


Accepted By:

/s/ Noah Asher
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Noah Asher               Date